                             SHAREHOLDERS' AGREEMENT



         This Shareholders' Agreement (this "Agreement") dated as of the 15th day of December, 1997, is by and among SHERIDAN ENERGY, INC. (the "Company"), JEFFREY E. SUSSKIND and JANIS SUSSKIND (collectively, "Susskinds") and ENRON CAPITAL & TRADE RESOURCES CORP., a Delaware corporation ("ECT").

                              W I T N E S S E T H:

         WHEREAS, the Susskinds are the current owners of a substantial number of shares of Common Stock (as hereinafter defined);

         WHEREAS, contemporaneously herewith, ECT is to acquire a substantial number of shares of Common Stock (as hereinafter defined);

         WHEREAS, the Company, the Susskinds and ECT desire to enter into this Agreement to evidence their agreement regarding certain matters related to the Common Stock;

         NOW, THEREFORE, in consideration of the mutual agreements and promises herein contained and on this date made and other consideration, the sufficiency of which is hereby acknowledged, the Susskinds, ECT and the Company, each with the other, do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings indicated:

         Affiliate: As applied to any specified Person means any other Person directly or indirectly controlling, controlled by, or under direct common control with, such specified Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of 50% or more of the voting power (or in the case of a Person which is not a corporation, 50% or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise. For purposes of this paragraph, "voting power" of any Person means the total number of votes which may be cast by the holders of the total number of outstanding shares of equity of any class or classes of such Person in any election of directors (or Persons performing similar functions) of such Person.

         Agreement: This Shareholders' Agreement, as the same may be supplemented or amended from time to time.


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         Board:  The Board of Directors of the Company.

         Common Stock: The common stock, par value $.01 per share, of the Company or any successor class of the Company's common stock.

         ECT Group: ECT, the JEDI Entities, and any direct or indirect transferee of the ECT Shares provided such transferee is an Affiliate of ECT or the JEDI Entities.

         ECT Shares: All of the shares of Common Stock beneficially owned by ECT and the JEDI Entities as of the effective date of this Agreement, or as to which beneficial ownership is hereafter acquired by such parties, and any shares of Common Stock issued in exchange for, as a dividend on, or in replacement or upon conversion of, or otherwise issued in respect of any such shares of Common Stock (including Common Stock issued in one or more stock dividends, splits or recombinations or pursuant to one or more exercises of preemptive rights, if any).

         Family Member: means, with respect to a Person who is an individual,
(a) the spouse of such Persons, (b) the Personal Representatives of such Person (whether appointed by will or order of a court having jurisdiction) (c) such Person's descendants or their spouses, (d) any trust having as its beneficiaries such Person or such Person's descendants, and (e) any trust established for the benefit of such Person's spouse or the spouse of such Person's descendants.

         JEDI Entities: means Joint Energy Development Investments Limited Partnership and JEDI Hydrocarbons Investments I Limited Partnership.

         Person: means an individual or individuals, a partnership, a corporation, a company, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other form of legal entity, or a governmental authority.

         Personal Representative: means the personal representative of a Person that is an individual, whether appointed by will or by a court having jurisdiction over such Person or the estate of such Person.

         Susskind Group: The Susskinds and any direct or indirect transferee of the Susskind Shares provided such transferee is an Affiliate or Family Member of the Susskinds.

         Susskind Shares: All of the shares of Common Stock beneficially owned by the Susskinds as of the effective date of this Agreement, or as to which beneficial ownership is hereafter acquired, and any shares of Common Stock issued in exchange for, as a dividend on, or in replacement or upon conversion of, or otherwise issued in respect of any such shares of Common Stock (including Common Stock issued in one or more stock dividends, splits or recombinations or pursuant to one or more exercises of preemptive rights, if any).




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         1.2 For purposes of this Agreement, shares of Common Stock shall be deemed to be beneficially owned by a Person if such Person would be deemed to be the beneficial owner of such shares under Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

                                   ARTICLE II

                                LOCKUP PROVISION

         2.1 Lockup. For one year after the date hereof, the Susskinds agree that they shall not sell or otherwise dispose of more than ten percent of the shares of Common Stock beneficially owned as of the date hereof by the Susskinds.

                                   ARTICLE III

                                VOTING AGREEMENT

         3.1. ECT Designees. Notwithstanding the general right to vote on matters as provided under the General Corporation Law of the State of Delaware, the Susskinds agree, at any meeting of stockholders (whether regular or special) of the Company or in any action by written consent by such stockholders, if the ECT Group holds, in the aggregate, 7% or more of the issued and outstanding shares of Common Stock, to cause all of the Susskind Shares held by the Susskind Group to be voted (I) for two nominees designated by the ECT Group, if the ECT Group holds, in the aggregate, in excess of 14% of the issued and outstanding shares of Common Stock, or for one nominee designated by the ECT Group, if the ECT Group holds, in the aggregate, in the range of 7% through 14% of the issued and outstanding shares of Common Stock, (ii) in order to fill any vacancy or vacancies caused by the removal, death or resignation of any member of the Board who was the nominee designated by the ECT Group, for a person or persons who shall be designated for nomination by the ECT Group, and (iii) upon the request of the ECT Group, for the removal (with or without cause) of any member of the Board who was the nominee designated by the ECT Group (provided that any such removal is permitted by the Company's Certificate of Incorporation and/or bylaws). A member of the ECT Group shall notify the Susskinds of its designated nominee or nominees and the Susskinds agree to cause the Susskind Shares held by the Susskind Group to be voted in accordance with the preceding sentence.

         3.2. Susskind Group. Notwithstanding the general right to vote on matters as provided under the General Corporation Law of the State of Delaware, if the ECT Group, holds, in the aggregate, 7% or more of the issued and outstanding shares of Common Stock, ECT shall and shall cause any member of the ECT Group, at any meeting of stockholders (whether regular or special) of the Company, or by any action by written consent of such stockholders, to cause all of the ECT Shares to be voted for each member of the Board as of the date hereof (currently Jeffrey E. Susskind, B.A. Berilgen, David Scheiber, Jonathan P. Carroll, and Michael A. Gerlich) who may be designated by the Susskind Group. The Susskind Group shall notify ECT of its designated nominee or nominees and the ECT agrees to cause the ECT Shares to be voted in accordance with the preceding sentence.



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         3.3. Stockholder Groups. Any transferee of ECT or the ECT Group which is an Affiliate of ECT or any Person in such group and, in the case of the Susskind Group, any transferee of the Susskinds or the Susskind Group that is an Affiliate or a Family Member of the Susskinds or the Susskind Group, shall execute and deliver a counterpart of this Agreement to the Company with copies to the other parties hereto as evidence that the shares of Common Stock held by such transferee are held subject to the terms, conditions and restrictions set forth in this Agreement

         3.4. Legends. A legend will be added to the ECT Shares and to the Susskind Shares to the effect that such shares are subject to this Voting Agreement.

                                   ARTICLE IV

                                  MISCELLANEOUS

         4.1. Remedies. Each party hereto acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party hereto shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

         4.2. Termination. The provisions of this Agreement shall terminate upon the earlier of (i) December 15, 1999, or (ii) the date upon which the ECT Group holds less than 7% issued and outstanding Common Stock.

         4.3. Amendment. This Agreement may only be amended by an instrument in writing signed by the parties hereto.

         4.4. Notices. Any notice, request, reply, instruction or other communication (herein severally and collectively called notice ) in this Agreement provided or permitted to be given to the Company or to any Stockholder must be given in writing and may be given or served by depositing the same in the United States mail, in certified or registered form, postage fully prepaid, addressed to the party or parties to be notified, with return receipt requested, or by delivering the same in person to such party or parties. Notice deposited in the United States mail, mailed in the manner hereinabove described, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received by the party to be notified. For purposes of notice hereunder:

                   the address for  ECT shall be:

                           Enron Capital & Trade Resources Corp.
                           1400 Smith Street
                           Houston, Texas 77002
                           Attn:  Donna W. Lowry
                           Phone:  (713) 853-1939
                           Fax:  (713) 646-4039 or (713) 646-4946



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                   the address for the Company shall be:

                           Sheridan Energy, Inc.
                           1000 Louisiana, Suite 800
                           Houston, Texas 77002
                           Attention: B.A. Berilgen

                   the address for the Susskinds shall be:

                           Jeffrey and Janis Susskind
                           100 Wilshire Blvd., 15th Floor
                           Santa Monica, California 90401

         4.5. GOVERNING LAW. THIS AGREEMENT SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

         4.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, executors, distributees, successors and assigns; provided, however, that such transferee of any party hereto shall have complied with the requirements of
Section 3.3 hereof.

         4.7 Representations. The Susskinds hereby jointly and severally represent and warrant that as of the date of the execution of this Agreement they own in the aggregate 1,000,037 shares of Common Stock.

         4.8. Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement, and the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or to otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

         4.9. Section Headings. The section and paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

         4.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument.

         4.11. Entire Agreement. This Agreement and the Stock Purchase Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no agreements between the parties in connection with the subject matter hereof except as set forth specifically herein and therein.



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         4.12. Arbitration (a) Any controversy, dispute or claim arising out of or relating to this Agreement or the transactions contemplated hereby (a "Dispute") shall be submitted to non-binding mediation upon the request of parties hereto on the following terms. Upon the request of either a member of the ECT Group (an "ECT Member") or a member of the Susskind Group (a "Susskind Member"), a neutral mediator acceptable to all parties (the "Mediator") shall be appointed within fifteen (15) days. The Mediator shall attempt, through negotiations in any manner deemed reasonably appropriate by the Mediator, in which the parties shall participate, to resolve the Dispute. The Mediator shall be compensated at a rate agreeable to the ECT Group, the Susskind Group and the Mediator, and each of the ECT Group and the Susskind Group shall pay their pro rata share of such compensation and other expenses of the mediation.

         (b) In the event that the Dispute has not been resolved within 30 days after the appointment of the Mediator, the Dispute shall be resolved by arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section 4.12, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act. Judgment on any matter rendered by arbitrators may be entered in any court having jurisdiction. Any arbitration shall be conducted before three arbitrators. The arbitrators shall be individuals knowledgeable in the subject matter of the Dispute. Each of the ECT Group and the Susskind Group shall select one arbitrator and the two arbitrators so selected shall select the third arbitrator. If the third arbitrator is not selected within thirty (30) days after the request for an arbitration, then any party may request the AAA to select the third arbitrator. The arbitrators may engage engineers, accountants or other consultants they deem necessary to render a conclusion in the arbitration proceeding. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrators shall make specific written findings of fact and conclusions of law. The arbitrators shall have the power to award recovery of all costs and fees to the prevailing party. All fees of the arbitrators and any engineer, accountant or other consultant engaged by the arbitrators, shall be shared equally unless otherwise awarded by the arbitrators.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by themselves or by their respective representatives thereunto duly authorized as of the date first above set forth.

                                       SHERIDAN ENERGY, INC.


                                       By:  /s/ MICHAEL A. GERLICH
                                            -----------------------------
                                       Name:    Michael A. Gerlich
                                             ----------------------------
                                       Title:   Chief Financial Officer
                                                and Vice President
                                              ---------------------------


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

                                       /s/ JEFFREY E. SUSSKIND
                                       ----------------------------------
                                       Jeffrey E. Susskind


                                       /s/ JANIS SUSSKIND
                                       ----------------------------------
                                       Janis Susskind


                                       ENRON CAPITAL & TRADE
                                       RESOURCES CORP.

                                       By:  /s/ JAMES R. MCBRIDE
                                            -----------------------------
                                       Name: James R. McBride
                                             ----------------------------
                                       Title: Vice President
                                              ---------------------------



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